PRUCO LIFE INSURANCE COMPANY

PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE OF NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUDENTIAL PREMIER® RETIREMENT VARIABLE ANNUITY

Supplement, dated January 19, 2016
to Prospectuses dated April 27, 2015 (for Annuities offering Highest Daily Lifetime Income v2.1 Optional Benefits and Annuities offering Highest Daily Lifetime Income v3.0 issued prior to February 1. 2016)
and April 30, 2015 (for Annuities issued prior to February 25, 2013)

This Supplement should be read and retained with the Prospectus for your Annuity. This supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity listed here that you do not own. If you would like another copy of the current Prospectus, please call us at 1-888-PRU-2888 or visit www.prudentialannuities.com.

We are issuing this supplement to reflect additional variable investment options that invest in the Portfolios listed below. If your Annuity does not include an optional living benefit, these variable investment options will become available on February 1, 2016. These variable investment options are not available if you have an optional living benefit.

I.	PORTFOLIO LISTING AT THE FRONT OF YOUR PROSPECTUS

A.
For Prospectuses dated April 27, 2015 (for Annuities offering Highest Daily Lifetime Income v2.1 Optional Benefits and Annuities offering Highest Daily Lifetime Income v3.0 issued prior to February 1, 2016), the list of Portfolios at the front of your Prospectus is amended to include the names of the following Portfolios, which are only available if you do not purchase any optional living benefit.

Advanced Series Trust
AST AB Global Bond Portfolio
AST BlackRock Multi-Asset Income Portfolio
AST Columbia Adaptive Risk Allocation Portfolio
AST Emerging Managers Diversified Portfolio
AST FQ Absolute Return Currency Portfolio
AST Franklin Templeton K2 Global Absolute Return Portfolio
AST Goldman Sachs Global Growth Allocation Portfolio
AST Goldman Sachs Global Income Portfolio
AST Goldman Sachs Strategic Income Portfolio
AST Ivy Asset Strategy Portfolio
AST Jennison Global Infrastructure Portfolio
AST Managed Alternatives Portfolio
AST Managed Equity Portfolio
AST Managed Fixed Income Portfolio
AST Morgan Stanley Multi-Asset Portfolio
AST Neuberger Berman Long/Short Portfolio
AST Prudential Flexible Multi-Strategy Portfolio
AST QMA International Core Equity Portfolio
AST T. Rowe Price Diversified Real Growth Portfolio
AST Wellington Management Global Bond Portfolio
AST Wellington Management Real Total Return Portfolio

BlackRock Variable Series Funds, Inc.
BlackRock Global Allocation V.I. Fund (Class III)

JPMorgan Insurance Trust
JPMorgan Insurance Trust Income Builder Portfolio (Class 2)

B.
For Prospectuses dated April 30, 2015 (for Annuities issued prior to February 25, 2013), the list of Portfolios at the front of your Prospectus is amended to include the names of the following Portfolios, which are only available if you do not purchase any optional living benefit.

Advanced Series Trust
AST AB Global Bond Portfolio4
AST BlackRock Multi-Asset Income Portfolio4
AST Columbia Adaptive Risk Allocation Portfolio4
AST Emerging Managers Diversified Portfolio4
AST FQ Absolute Return Currency Portfolio4
AST Franklin Templeton K2 Global Absolute Return Portfolio4
AST Goldman Sachs Global Growth Allocation Portfolio4
AST Goldman Sachs Global Income Portfolio4
AST Goldman Sachs Strategic Income Portfolio4
AST Ivy Asset Strategy Portfolio4
AST Jennison Global Infrastructure Portfolio4
AST Managed Alternatives Portfolio4
AST Managed Equity Portfolio4
AST Managed Fixed Income Portfolio4
AST Morgan Stanley Multi-Asset Portfolio4
AST Neuberger Berman Long/Short Portfolio4
AST Prudential Flexible Multi-Strategy Portfolio4
AST QMA International Core Equity Portfolio4
AST T. Rowe Price Diversified Real Growth Portfolio4
AST Wellington Management Global Bond Portfolio4
AST Wellington Management Real Total Return Portfolio4

BlackRock Variable Series Funds, Inc.
BlackRock Global Allocation V.I. Fund (Class III)4

JPMorgan Insurance Trust
JPMorgan Insurance Trust Income Builder Portfolio (Class 2)4

(4) Not available if you purchase any optional living benefit.

II.	AMENDMENT OF THE UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES TABLE

We have amended the “Underlying Mutual Fund Portfolio Annual Expenses” table in “Summary of Contract Fees and Charges” to include the additional Portfolios, as detailed below.

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2014
FUNDS							Total
					Broker Fees	Acquired	Annual		Net Annual
			Distribution	Dividend	and Expenses	Portfolio	Portfolio	Fee Waiver	Fund
	Management	Other	(12b-1)	Expense on	on Short	Fees &	Operating	or Expense	Operating
	Fees	Expenses	Fees	Short Sales	Sales	Expenses	Expenses	Reimbursement	Expenses

AST AB Global Bond Portfolio*	0.62%	0.03%	0.25%	0.00%	0.00%	0.00%	0.90%	0.00%	0.90%
AST BlackRock Multi-Asset Income Portfolio*	0.78%	2.32%	0.25%	0.00%	0.00%	0.41%	3.76%	2.61%	1.15%
AST Columbia Adaptive Risk Allocation Portfolio*	0.94%	0.06%	0.25%	0.00%	0.00%	0.03%	1.28%	0.00%	1.28%
AST Emerging Managers Diversified Portfolio*	0.74%	0.10%	0.25%	0.00%	0.00%	0.00%	1.09%	0.02%	1.07%
AST FQ Absolute Return Currency Portfolio*	0.83%	2.67%	0.25%	0.00%	0.00%	0.00%	3.75%	2.53%	1.22%
AST Franklin Templeton K2 Global Absolute Return Portfolio*	0.78%	3.13%	0.25%	0.00%	0.00%	0.11%	4.27%	3.08%	1.19%
AST Goldman Sachs Global Growth Allocation Portfolio*	0.78%	2.80%	0.25%	0.00%	0.00%	0.40%	4.23%	3.04%	1.19%
AST Goldman Sachs Global Income Portfolio*	0.62%	0.05%	0.25%	0.00%	0.00%	0.00%	0.92%	0.00%	0.92%
AST Goldman Sachs Strategic Income Portfolio	0.70%	0.04%	0.25%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
AST Ivy Asset Strategy Portfolio*	0.89%	0.07%	0.25%	0.00%	0.00%	0.00%	1.21%	0.00%	1.21%
AST Jennison Global Infrastructure Portfolio*	0.83%	2.72%	0.25%	0.00%	0.00%	0.00%	3.80%	2.54%	1.26%
AST Managed Alternatives Portfolio*	0.15%	0.06%	0.00%	0.00%	0.07%	1.31%	1.59%	0.05%	1.54%
AST Managed Equity Portfolio*	0.15%	10.61%	0.00%	0.00%	0.00%	1.11%	11.87%	10.62%	1.25%
AST Managed Fixed Income Portfolio*	0.15%	5.45%	0.00%	0.00%	0.00%	0.81%	6.41%	5.16%	1.25%
AST Morgan Stanley Multi-Asset Portfolio*	1.04%	0.18%	0.25%	0.00%	0.00%	0.00%	1.47%	0.05%	1.42%
AST Neuberger Berman Long/Short Portfolio*	1.04%	0.13%	0.25%	0.00%	0.24%	0.00%	1.66%	0.00%	1.66%
AST Prudential Flexible Multi-Strategy Portfolio*	0.98%	2.63%	0.25%	0.00%	0.00%	0.98%	4.84%	3.36%	1.48%
AST QMA International Core Equity Portfolio*	0.72%	0.05%	0.25%	0.00%	0.00%	0.00%	1.02%	0.03%	0.99%
AST T. Rowe Price Diversified Real Growth Portfolio*	0.73%	6.01%	0.25%	0.00%	0.00%	0.05%	7.04%	5.99%	1.05%
AST Wellington Management Global Bond Portfolio*	0.62%	0.05%	0.25%	0.00%	0.00%	0.00%	0.92%	0.00%	0.92%
AST Wellington Management Real Total Return Portfolio*	1.04%	0.15%	0.25%	0.00%	0.00%	0.00%	1.44%	0.02%	1.42%
BlackRock Global Allocation V.I. Fund (Class III)*	0.62%	0.24%	0.25%	N/A	N/A	0.00%	1.11%	0.13%	0.98%
JPMorgan Insurance Trust Income Builder Portfolio (Class 2)*	0.45%	1.07%	0.25%	N/A	N/A	0.08%	1.85%	0.92%	0.93%

*See notes immediately below for important information about this fund.

AST AB Global Bond Portfolio
The Portfolio will commence operations on or about July 13, 2015. Estimate based in part on assumed average daily net assets of $1.4 billion for the Portfolio for the fiscal period ending December 31, 2015.

AST BlackRock Multi-Asset Income Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest, brokerage commissions and any other acquired fund fees and expenses not mentioned above) do not exceed 1.13% of the Portfolio’s average daily net assets. This arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust’s Board of Trustees.

AST Columbia Adaptive Risk Allocation Portfolio
The Portfolio will commence operations on or about July 13, 2015. Estimate based in part on assumed average daily net assets of $250 million for the Portfolio for the fiscal period ending December 31, 2015.

AST Emerging Managers Diversified Portfolio
The Portfolio will commence operations on or about July 13, 2015. Estimate based in part on assumed average daily net assets of $250 million for the Portfolio for the fiscal period ending December 31, 2015.  The Investment Manager has contractually agreed to waive a portion of its investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.07% of the Portfolio’s average daily net assets through June 30, 2016. The expense limitation may not be terminated or modified prior to June 30, 2016 without the prior approval of the Trust’s Board of Trustees.

AST FQ Absolute Return Currency Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fees (after any fee waiver) and other expenses (including distribution fees, and excluding taxes, interest and brokerage commissions) do not exceed 1.22% of the Portfolio’s average daily net assets. This arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust’s Board of Trustees.

AST Franklin Templeton K2 Global Absolute Return Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest, brokerage commissions and any other acquired fund fees and expenses not mentioned above) do not exceed 1.17% of the Portfolio’s average daily net assets. This arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust’s Board of Trustees.

AST Goldman Sachs Global Growth Allocation Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest, brokerage commissions and any other acquired fund fees and expenses not mentioned above) do not exceed 1.19% of the Portfolio’s average daily net assets. This arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust’s Board of Trustees.

AST Goldman Sachs Global Income Portfolio
The Portfolio will commence operations on or about July 13, 2015. Estimate based in part on assumed average daily net assets of $1.4 billion for the Portfolio for the fiscal period ending December 31, 2015.

AST Ivy Asset Strategy Portfolio
The Portfolio will commence operations on or about July 13, 2015. Estimate based in part on assumed average daily net assets of $250 million for the Portfolio for the fiscal period ending December 31, 2015.

AST Jennison Global Infrastructure Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the Portfolio’s investment management fees (after any fee waiver) and other expenses (including distribution fees, and excluding taxes, interest and brokerage commissions) do not exceed 1.26% of the Portfolio’s average daily net assets. This arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust’s Board of Trustees.

AST Managed Alternatives Portfolio
The Portfolio will commence operations on or about July 13, 2015. Estimate based in part on assumed average daily net assets of $250 million for the Portfolio for the fiscal period ending December 31, 2015. The Investment Manager has contractually agreed to waive a portion of its investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio’s investment management fee plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions and extraordinary expenses) plus Underlying Portfolio (as defined below) fees and expenses (excluding dividends on securities sold short and brokers fees and expenses on short sales) does not exceed 1.47% of the Portfolio’s average daily net assets through June 30, 2016. The waiver in the table above is 0.05%, rather than 0.12%, because the waiver does not apply to 0.07% of the acquired fund fees and expenses, which accounts for dividend expenses and broker fees and expenses on short sales at the Underlying Portfolio level. This arrangement may not be terminated or modified prior to June 30, 2016 without the prior approval of the Trust’s Board of Trustees.

AST Managed Equity Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the Portfolio’s investment management fees (after any fee waiver) and other expenses (including acquired fund fees and expenses due to investments in underlying portfolios of the Trust, and excluding taxes, interest and brokerage commissions) do not exceed 1.25% of the Portfolio’s average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust’s Board of Trustees.

AST Managed Fixed Income Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fees (after management fee waiver) and other expenses (including acquired fund fees and expenses due to investments in underlying portfolios of the Trust, and excluding taxes, interest and brokerage commissions) do not exceed 1.25% of the Portfolio’s average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016 without the prior approval of the Trust’s Board of Trustees.

AST Morgan Stanley Multi-Asset Portfolio
The Portfolio will commence operations on or about July 13, 2015. Estimate based in part on assumed average daily net assets of $100 million for the Portfolio for the fiscal period ending December 31, 2015. The Investment Manager has contractually agreed to waive a portion of its investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.42% of the Portfolio’s average daily net assets through June 30, 2016. The expense limitation may not be terminated or modified prior to June 30, 2016 without the prior approval of the Trust’s Board of Trustees.

AST Neuberger Berman Long/Short Portfolio
The Portfolio will commence operations on or about July 13, 2015. Estimate based in part on assumed average daily net assets of $100 million for the Portfolio for the fiscal period ending December 31, 2015.

AST Prudential Flexible Multi-Strategy Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the Portfolio’s investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust, and excluding taxes, interest and brokerage commissions) do not exceed 1.48% of the Portfolio’s average daily net assets. This arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust’s Board of Trustees.

AST QMA International Core Equity Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fees (after any fee waiver) and other expenses (including distribution fees, and excluding taxes, interest brokerage commissions, acquired fund fee and expenses, and extraordinary expenses) do not exceed 0.995% of the Portfolio’s average daily net assets. This arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Diversified Real Growth Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest, brokerage commissions and any other acquired fund fees and expenses not mentioned above) do not exceed 1.05% of the Portfolio’s average daily net assets. This arrangement may not be terminated without the prior approval of the Trust’s Board of Trustees.

AST Wellington Management Global Bond Portfolio
The Portfolio will commence operations on or about July 13, 2015. Estimate based in part on assumed average daily net assets of $1.4 billion for the Portfolio for the fiscal period ending December 31, 2015.

AST Wellington Management Real Total Return Portfolio
The Portfolio will commence operations on or about July 13, 2015. Estimate based in part on assumed average daily net assets of $100 million for the Portfolio for the fiscal period ending December 31, 2015.  The investment manager has contractually agreed to waive a portion of its investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.42% of the Portfolio’s average daily net assets through June 30, 2016. The expense limitation may not be terminated or modified prior to June 30, 2016 without the prior approval of the Trust’s Board of Trustees.

BlackRock Global Allocation V.I. Fund (Class III)
As described in the “Management of the Funds” section of the Fund’s prospectus, BlackRock has contractually agreed to waive and/or reimburse fees or expenses in order to limit Total Annual Fund Operating Expenses After Fee Waivers and/or Expense Reimbursements (excluding Dividend Expense, Interest Expense, Acquired Fund Fees and Expenses and certain other Fund expenses) to 1.25% (for Class I Shares), 1.40% (for Class II Shares), and 1.50% (for Class III Shares) of average daily net assets until May 1, 2016. BlackRock has also contractually agreed to reimburse fees in order to limit certain operational and recordkeeping fees to 0.07% (for Class I Shares), 0.07% (for Class II Shares), and 0.07% (for Class III Shares) of average daily net assets until May 1, 2015. Each of these contractual agreements may be terminated upon 90 days’ notice by a majority of the non-interested directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund.

JPMorgan Insurance Trust Income Builder Portfolio (Class 2)
“Other Expenses” and “Acquired Fund Fees and Expenses” are based on estimated amounts for the current fiscal year. The Portfolio’s adviser, distributor and administrator (the Service Providers) have contractually agreed to waive fees and/or reimburse expenses to the extent Total Annual Fund Operating Expenses of Class 2 Shares (excluding Acquired Fund Fees and Expenses, dividend expenses related to short sales, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses and expenses related to the Board of Trustees’ deferred compensation plan) exceed 0.85% of their average daily net assets. This contract cannot be terminated prior to May 1, 2016, at which time the Service Providers will determine whether or not to renew or revise it.

III.	AMENDMENTS TO THE “INVESTMENT OPTIONS” SECTION

A.
For Annuities issued by Pruco Life Insurance Company of New Jersey and for Annuities issued by Pruco Life Insurance Company prior to February 25, 2013, the fourth, fifth and sixth paragraphs of the “Variable Investment Option” section are replaced by the following paragraph. For Annuities issued by Pruco Life Insurance Company offering Highest Daily Lifetime Income v2.1 Optional Benefits and Annuities offering Highest Daily Lifetime Income v3.0 issued prior to February 1, 2016, the fourth and fifth paragraphs of the “Variable Investment Option” section are replaced by the following paragraph.

This Annuity offers Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Pruco Life (“Affiliated Portfolios”) and Portfolios managed by companies not affiliated with Pruco Life ("Unaffiliated Portfolios"). Pruco Life and its affiliates (“Prudential Companies”) receive fees and payments from both the Affiliated Portfolios and the Unaffiliated Portfolios. Generally, Prudential Companies receive revenue sharing payments from the Unaffiliated Portfolios. We consider the amount of these fees and payments when determining which portfolios to offer through the Annuity. Affiliated Portfolios may provide Prudential Companies with greater fees and payments than Unaffiliated Portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over Unaffiliated Portfolios. As indicated next to each Portfolio's description in the table that follows, each Portfolio has one or more subadvisers that conduct day to day management. We have an incentive to offer Portfolios with certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which portfolios to offer under the Annuities. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Please see "Other
Information" under the heading concerning "Fees and Payments Received by Pruco Life" or “Fees and Payments Received by Pruco Life of New Jersey” for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates. In addition, we may consider whether the Portfolio’s objectives and investment strategies create additional risk to us in light of the guaranteed benefits provided by the Annuity.

GENPRODSUP6

B.	We have amended the “Investment Objectives” table in “Investment Options” to include the additional Portfolios, as detailed below.

PORTFOLIO NAME	INVESTMENT OBJECTIVES	PORTFOLIO ADVISER/SUBADVISER(S)
AST AB Global Bond Portfolio	Seeks to generate current income consistent with preservation of capital.	AllianceBernstein L.P.
AST BlackRock Multi-Asset Income Portfolio	Seeks to maximize current income with consideration for capital appreciation.	BlackRock Financial Management, Inc.
AST Columbia Adaptive Risk Allocation Portfolio	Pursues consistent total returns by seeking to allocate risks across multiple asset classes.	Columbia Management Investment Advisers, LLC
AST Emerging Managers Diversified Portfolio	Seeks total return.	Dana Investment Advisors, Inc. Longfellow Investment Management Co. LLC. Prudential Investments LLC
AST FQ Absolute Return Currency Portfolio	Seeks absolute returns not highly correlated with any traditional asset class.	First Quadrant, L.P.
AST Franklin Templeton K2 Global Absolute Return Portfolio	Seeks capital appreciation with reduced market correlation.	K2/D&S Management Co., L.L.C. Franklin Advisers, Inc. Templeton Global Advisers Limited
AST Goldman Sachs Global Growth Allocation Portfolio	Seeks total return made up of capital appreciation and income.	Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Global Income Portfolio	Seeks high total return, emphasizing current income and, to a lesser extent, providing opportunities for capital appreciation.	Goldman Sachs Asset Management International
AST Goldman Sachs Strategic Income Portfolio	Seeks total return.	Goldman Sachs Asset Management, L.P.
AST Ivy Asset Strategy Portfolio	Seeks total return.	Ivy Investment Management Company
AST Jennison Global Infrastructure Portfolio	Seeks total return.	Jennison Associates LLC
AST Managed Alternatives Portfolio	Seeks long-term capital appreciation with a focus on downside protection.	Prudential Investments LLC
AST Managed Equity Portfolio	Seeks to provide capital appreciation.	Prudential Investments LLC Quantitative Management Associates, LLC
AST Managed Fixed Income Portfolio	Seeks total return.	Prudential Investments LLC Quantitative Management Associates LLC
AST Morgan Stanley Multi-Asset Portfolio	Seeks total return.	Morgan Stanley Investment Management, Inc.
AST Neuberger Berman Long/Short Portfolio	Seeks long term capital appreciation with a secondary objective of principal preservation.	Neuberger Berman Management LLC
AST Prudential Flexible Multi-Strategy Portfolio	Seeks to provide capital appreciation.	Jennison Associates LLC Prudential Investment Management, Inc. Quantitative Management Associates LLC
AST QMA International Core Equity Portfolio	Seeks long-term capital appreciation.	Quantitative Management Associates LLC
AST T. Rowe Price Diversified Real Growth Portfolio	Seeks long-term capital appreciation and secondarily, income.	T. Rowe Price Associates, Inc. T. Rowe Price International Ltd T. Rowe Price International Ltd – Tokyo T. Rowe Price Hong Kong Limited
AST Wellington Management Global Bond Portfolio	Seeks to provide consistent excess returns over the Barclays Global Aggregate Bond Index (USD Hedged).	Wellington Management Company LLP
AST Wellington Management Real Total Return Portfolio	Seeks long-term real total return.	Wellington Management Company LLP
BlackRock Global Allocation V.I. Fund (Class III)	Seeks high total investment return.	BlackRock Advisors, LLC
JPMorgan Insurance Trust Income Builder Portfolio (Class 2)	Seeks to maximize income while maintaining prospects for capital appreciation.	J.P. Morgan Investment Management Inc.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

GENPRODSUP6

PRUCO LIFE INSURANCE COMPANY

PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE OF NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT
PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY

(offering Highest Daily Lifetime Income v3.0)

Supplement, dated January 19, 2016,
to Prospectus dated February 1, 2016

This Supplement should be read and retained with the Prospectus for your Annuity. This supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity listed here that you do not own. If you would like another copy of the current Prospectus, please call us at 1-888-PRU-2888 or at www.prudentialannuities.com.

We are issuing this supplement to correct and amend certain information related to the Annuity’s Variable Investment Options, as detailed below.

I.	CORRECTION TO VARIABLE INVESTMENT OPTIONS

The Prospectus incorrectly indicates that the BlackRock Global Allocation V.I. Fund (Class III) and the JPMorgan Insurance Trust Income Builder Portfolio (Class 2) are offered by the Advanced Series Trust. In fact, the BlackRock Global Allocation V.I. Fund (Class III) is offered by BlackRock Variable Series Funds, Inc. and the JPMorgan Insurance Trust Income Builder Portfolio (Class 2) is offered by the JP Morgan Insurance Trust. Throughout the Prospectus, all references to “AST BlackRock Global Allocation V.I. Fund” are replaced by “BlackRock Global Allocation V.I. Fund (Class III)” and all references to “AST J.P. Morgan Insurance Trust Income Builder Portfolio” are replaced by “JPMorgan Insurance Trust Income Builder Portfolio (Class 2).”

II.	AMENDMENTS TO “PORTFOLIOS AVAILABLE IF AN OPTIONAL LIVING BENEFIT IS NOT ELECTED” TABLE IN “INVESTMENT OBJECTIVES”

A.
In connection with the AST Emerging Managers Diversified Portfolio, the AST Managed Equity Portfolio and AST Managed Fixed Income Portfolios, the “PORTFOLIO ADVISER/SUBADVISER(S)” column is revised to include Prudential Investments LLC.

B.	In connection with the AST Mid-Cap Value Portfolio, EARNEST Partners, LLC is removed as a subadviser effective July 15, 2015.

C.	In connection with the AST Small-Cap Value Portfolio, Clearbridge Investments, LLC is removed as a subadviser effective July 13, 2015.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

PPRTB30SUP